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                                                                     EXHIBIT 4.1

                            PINNACLE HOLDINGS INC.
                          Certificate of Designation
                            Pursuant to Section 151
                        Of the General Corporation Law
                           Of the State of Delaware
                                    _______

                          Certificate of Designation
                        Series A Senior Preferred Stock

     I, Steven Day, being a Vice President of Pinnacle Holdings Inc., a corporation organized and existing under the General Corporation Law of Delaware (the "Corporation"), do hereby certify:

     FIRST: That, pursuant to authority expressly vested in the Board of Directors of the Corporation by the provisions of its Certificate of Incorporation, the Board of Directors has duly adopted the following resolution:

     RESOLVED that this Board of Directors, pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation, hereby authorizes the issue of a series of Preferred Stock of the Corporation and hereby fixes the designation, relative powers, preferences and rights, and the qualifications, limitations or restrictions thereof, as follows:

     1.   Designation and Number of Shares.  145,000 shares of the Preferred
          --------------------------------
Stock of the Corporation shall constitute a series of Preferred Stock designated as Series A Senior Preferred Stock (hereinafter referred to as "Senior Preferred Stock").

     2.   Shares of Series Identical.  All shares of this Series shall be
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identical with each other in all respects.

     3.   Dividends.  (a)  Dividends on each share of the Senior Preferred Stock
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shall accrue from the date of its original issue (the "Issue Date") at an annual rate equal to the percentage of the Liquidation Value per share set forth below for each corresponding time period (the "Dividend Rate").

        14.00%       Through March 31, 1999
        14.75%       From April 1, 1999 through June 30, 1999
        15.50%       From July 1, 1999 through September 30, 1999
        16.00%       After September 30, 1999

     The "Liquidation Value" per share shall be $1,000. Dividends will be payable quarterly on the last day of the months of March, June, September and December of each year in additional shares of Senior Preferred Stock valued at the Liquidation Value or at the option of the Corporation, with 30 days prior written notice as to the method of payment, in cash, or any combination thereof.
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     (b)  Such dividends will accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. To the extent that dividends on the Senior Preferred Stock are to be paid in additional shares of Senior Preferred Stock, the dividends on such additional shares of Senior Preferred Stock will accrue from the date that such additional shares of Senior Preferred Stock were to have been delivered in payment, whether or not such additional shares were delivered and if not delivered, the dividends will be considered to be accrued and unpaid. Any dividends payable quarterly that have not been paid in cash shall be deemed to have been payable in additional shares of Preferred Stock.

     (c) So long as any shares of the Senior Preferred Stock are outstanding, no dividend or distribution shall be declared or paid or set aside for payment upon the common stock or upon any other stock of the Corporation ranking junior to the Senior Preferred Stock ("Junior Securities"), nor shall any common stock nor any other stock of the Corporation ranking junior to the Senior Preferred Stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation other than:

     (i) dividends or distributions paid in common stock and cash dividends of up to an aggregate of $100,000 per year paid in lieu of fractional shares in connection with dividends or distributions paid in common stock;

     (ii) dividends permitted to be made under clause (3) of the third paragraph of Section 1011 of the Indenture dated as of March 20, 1998 between the Corporation and The Bank of New York, as Trustee, relating to the 10% Senior Discount Notes due 2008 of the Corporation in the form that such Indenture exists as of September 3, 1998 (the "Indenture");

     (iii) redemption of up to $32,500,000 aggregate Liquidation Value (as defined in the Certificate of Designation for the Series B Junior Preferred Stock) of the Company's Series B Junior Preferred Stock for a price equal to its Liquidation Value plus accrued and unpaid dividends thereon, provided that such redemption price shall be paid with the proceeds from the sale by the Company of other Junior Securities; and

     (iv) repurchases of capital stock of the Company owned by either any deceased shareholder of the Company or former employee of the Company, provided that, to the extent the cost of any such repurchases exceeds the net proceeds of "key man" life insurance

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               policies for which the Company or any of its subsidiaries is the beneficiary, the aggregate amount of such repurchases in excess of such net proceeds in any twelve-month period may not exceed $1 million.

     4.   Redemption.  (a)  All (but not less than all) of the outstanding
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shares of Senior Preferred Stock may be redeemed at any time and shall be required to be redeemed by the Corporation by September 30, 2008, at a redemption price per share equal to the Liquidation Value per share, plus in each case an amount payable in cash equal to accrued and unpaid dividends thereon (the total sum so payable on such a redemption being hereinafter referred to as the "Redemption Price").

     (b) Upon the occurrence of a Change in Control, each holder of shares of Senior Preferred Stock shall have the right to cause the Corporation to redeem all or part of the shares of Senior Preferred Stock held by such holder. The Corporation shall, within 30 days following the date of the consummation of a transaction resulting in a Change of Control, mail an offer to redeem shares of Senior Preferred Stock at the Redemption Price to each holder of shares of Preferred Stock. A holder may accept such offer by written notice to the Corporation received by the Corporation within 30 days of the offer. Any such redemption shall occur within 10 days after the end of such 30-day period. The term "Change of Control" shall have the meaning ascribed to it in the Indenture.

     (c)  Notice of Redemption.  A notice of any proposed redemption shall
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state:  (i) the time and date as of which the redemption shall occur; (ii) the total number of shares to be redeemed; (iii) the Redemption Price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date (unless the Corporation shall default in payment of the Redemption Price, in which case such dividends will continue to accrue).

     (d)  Procedure for Redemption.  Notice of any proposed redemption of the
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shares of Senior Preferred Stock shall be given by mailing a copy of such notice, postage prepaid, to the holders of record of such shares at their respective addresses then appearing on the books of the Corporation, not more than ninety nor less than thirty days prior to the date fixed for said redemption. On the date fixed for redemption of any shares, the Corporation shall, and at any time not more than ninety days prior to such date may, deposit the aggregate of the Redemption Price of the shares to be redeemed with a bank, trust Corporation, accounting firm or law firm (the "Depositary"), designated in the notice of such redemption, in trust for payment to the holders of the shares to be redeemed, and deliver irrevocable written instructions authorizing the Depositary to apply such deposit solely to the redemption of such shares. Such written instructions may provide that any of such deposit remaining unclaimed, at the expiration of two years after the date fixed for such redemption, by

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the holder of any of such shares be returned to the Corporation, after which return such holder shall have no claim against the Depositary but shall have a claim as an unsecured creditor against the Corporation for the redemption price thereof (together with accrued and unpaid dividends as provided herein), without interest. If notice of redemption shall have been given as herein provided, dividends on the shares so called for redemption shall cease to accrue, such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Redemption Price) shall cease from and after the time and date fixed in the notice of redemption as the time and date of redemption (unless the Corporation shall default in the payment of the Redemption Price, in which case such rights shall not terminate at such time and date). Upon surrender (in accordance with the notice of redemption) of the certificate or certificates for any shares to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice of redemption shall so state), such shares shall be redeemed by the Corporation at the Redemption Price.

     (e) If the Corporation is unable to meet its obligations under Section 4(a) and 4(b) hereof, each holder of Senior Preferred Stock shall have the option to receive in lieu of payment of the Redemption Price a promissory note (the "Note") executed by the Corporation, in form and substance satisfactory to the holder of Senior Preferred Stock, payable to such holder in the original principal amount at the fixed rate of 16.00% per annum with a maturity date of and a single payment of principal due on the date six (6) months from the date of the mandatory redemption required pursuant to Sections 4(a) and 4(b) hereto, which interest rate shall increase by 1.0% per annum for each ninety (90) day period beyond such maturity date that the Note remains unpaid.

     5.   No Senior Classes of Stock.  So long as any shares of Senior Preferred
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Stock are outstanding, the Corporation may not issue any class or series of capital stock having dividend or liquidation rights prior to or pari passu in priority with the Senior Preferred Stock.

     6.   Liquidation Rights.  (a) Upon the dissolution, liquidation or winding
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up of the Corporation, whether voluntary or involuntary, the holders of the shares of the Senior Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any payment or distribution shall be made on the common stock or on any other class of stock ranking junior to the Senior Preferred Stock in respect of distributions upon liquidation or winding up, payment in cash equal to the Liquidation Value per share, plus a payment in cash equal to all dividends on such shares accrued and unpaid thereon to the date payment is made available.

     (b) After the payment to the holders of the shares of the Senior Preferred Stock of the full preferential amounts provided for in this paragraph (6), the holders of the Senior Preferred Stock as such shall have no right or claim to any of the remaining

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assets of the Corporation.

     (c) In the event the assets of the Corporation available for distribution to the holders of shares of the Senior Preferred Stock upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to subparagraph (6)(a) above, no such distributions shall be made upon account of any shares of any other class of stock of the Corporation.

     7.   Voting Rights.  The holders of shares of Senior Preferred Stock shall
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not be entitled to vote except as otherwise required by law and except that, so long as any shares of Senior Preferred Stock are outstanding, the affirmative vote of holders of 66 2/3% of the outstanding shares of Senior Preferred Stock shall be required for the Corporation to incur Debt (except Debt that could be then incurred without the limitation imposed by Section 1008 of the Indenture), unless the ratio of (a) the aggregate consolidated principal amount of Debt of the Corporation and its Restricted Subsidiaries outstanding as of the most recent available quarterly or annual balance sheet plus the liquidation value of any preferred stock of the Corporation outstanding as of the most recent available quarterly or annual balance sheet (other than the liquidation value of any then outstanding preferred stock ranking junior to the Senior Preferred Stock in respect of distributions upon liquidation or winding up to the extent that such liquidation value does not exceed $60 million), after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred since such balance sheet date that remains outstanding and the receipt and application of the proceeds thereof, less the principal amount of any Debt or preferred stock that was outstanding as of such balance sheet date that no longer remains outstanding, to (b) Adjusted Consolidated Cash Flow, determined on a pro forma basis as if any such Debt had been incurred and the proceeds thereof had been applied at the beginning of the relevant fiscal quarter, would be less than or equal to 8.5 to 1. The term "Debt," "Restricted Subsidiaries," "Incurred," "Incurrence," and "Adjusted Consolidated Cash Flow" shall have the meanings ascribed to them in the Indenture.

     8.   Stock to be Reserved.  The Corporation will at all times reserve and
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keep available out of its authorized Senior Preferred Stock, solely for the purpose of paying dividends, such number of shares of Senior Preferred Stock as shall be required to satisfy the dividend requirements on the Senior Preferred Stock through September 30, 2008.

     9.   Retirement of Shares.  Shares of Senior Preferred Stock that are
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redeemed by the Corporation shall be permanently retired and shall not under any circumstances be reissued.

     10.  Transfer Agent, Conversion Agent and Registrar.  The Corporation will,
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so long as any shares of Senior Preferred Stock are outstanding, maintain an office or

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agency where such shares may be presented for registration of transfer and exchange.

     SECOND:   That such determination of the designation, relative powers, preferences and rights, and the qualifications, limitations or restrictions thereof relating to said Senior Preferred Stock was duly made by the Board of Directors pursuant to the provisions of the Certificate of Incorporation of the Corporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware.

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     IN WITNESS WHEREOF, this Certificate of Designation has been signed by a
Vice President of the Corporation and said Corporation has caused its corporate seal to be hereunto affixed, all as of the 3rd day of September, 1998.

                              PINNACLE HOLDINGS, INC.

                              By:_________________________

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